Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Paul Svindland	July 31, 2019
Chief Executive Officer (317) 972-7000 psvindland@celadontrucking.com

Celadon Group Completes $165 Million in New Long-Term Financing

•	Stable long-term capital structure replaces expiring credit facility
•	3-year, $165 million revolving line of credit and term loan facilities plus warrants for approximately 33% of common stock and equivalents
•	New tractor deliveries are underway, underpinning operating turnaround with high service, improved operating efficiency, and a continued focus on safety

INDIANAPOLIS – July 31, 2019 – Celadon Group, Inc. (“Celadon,” the “Company,” “we,” or “us”) (OTCPink: CGIP) announced today that it has refinanced its former revolving credit facility and obtained $165 million in new financing.

Company Commentary
Chief Executive Officer, Paul Svindland, commented: “This financing provides a solid platform for the next stage of our business turnaround.  A strong capital base is critical to providing dependable service for customers, a modern fleet for our drivers, and a stable home for all Celadon associates. We are grateful to our new financing partners for investing the time to understand our plan and the capital to support it.”

Mr. Svindland continued, “As a company, we are highly energized by the opportunities ahead.  Over the past two years, we have exited several business units and become a focused North American truckload transportation company.  Despite numerous headwinds, including an older tractor fleet, we have achieved meaningful improvements in revenue per seated tractor, customer service, and safety.

“The linchpin to our next round of improvement involves replacing approximately 2,000 four and five-year old tractors with new units.  Our fleet refresh is underway, with approximately 100 new trucks delivered since May, another 100 scheduled for August, and approximately 1,800 more expected to arrive over the next several quarters.  These new trucks will dramatically lower our costs, enhance productivity, and improve the lives and safety of our professional drivers.  Beyond the fleet refresh, we must return to our historical roots as a high-service, low cost provider to our customers. We will have all the tools, and it is now up to our team to execute our plan.”

Mr. Svindland concluded, “Outside of core operations, we expect to complete our financial statement audit during our second or third quarter of fiscal 2020.  Promptly thereafter, we intend to resume filing financial reports with the SEC and to seek a listing on a national stock exchange.”

Revolving Credit Facility
Highlights of the new revolving credit facility include the following:

•	Facility Size: $60.0 million
•	Interest Rate: LIBOR + 3.50%
•	Borrowing Base: 90% of eligible U.S and Canadian accounts receivable
•	Financial Covenants: fixed charge ratio, leverage ratio, minimum liquidity, maximum capital expenditures

Term Loans
Highlights of the term loans include the following:

•	Facility Size: $105.0 million, including capitalized fees; senior and junior tranches
•	Interest Rate: LIBOR + 10.25%
•	Amortization: zero first year, 5.0% second year, 7.5% third year
•	Financial Covenants: fixed charge ratio, leverage ratio, minimum liquidity, maximum capital expenditures

Equity Warrants
The junior tranche term loan provider is receiving the warrants in the transaction.  Highlights of the warrants include the following:

•
Warrant Shares:  Warrants to purchase 16.0 million common shares (or convertible preferred shares) are exercisable immediately, and warrants to purchase approximately 5.5 million shares become exercisable only in a change of control

•
Fully Diluted Percentage:  Aggregate warrants equal approximately 33% of the Company’s fully diluted equity; When added to shares currently owned, the holder’s fully diluted position will be approximately 49.9%

•	Strike Price: One cent per share
•
Other:  Board observer rights, registration rights, requirement to hold a stockholders’ meeting to approve an increase in authorized common stock, and the Company’s Board of Directors granted an exemption for the transaction to avoid triggering the Company’s stockholder rights plan

The Company will provide additional information concerning the credit facilities on a Form 8-K to be filed with the United States Securities and Exchange Commission (the “SEC”).

Advisors
Celadon Group, Inc. engaged AlixPartners LLP as financial and operating advisor and Evercore LLC as its investment bank.  Scudder Law Firm, P.C., L.L.O. served as legal counsel for the financing and DLA Piper LLP served as special counsel.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico.

Forward Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including "anticipates," "will," "intended," "believes," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to our fleet refresh, future cost savings, the completion of audited financial statements, relisting on a stock exchange, and other expressions of future activities or intent are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could cause actual results to differ from expectations, such as the ability to obtain tractor deliveries on the anticipated terms and schedule; the ability to obtain financing for the tractors included in the fleet refresh including lease purchase financing for independent contractors for a portion of the tractors; the ability to attract and retain drivers, including independent contractors; the realization of the anticipated cost savings, safety improvements, and productivity enhancements from the fleet refresh; delays or inability to complete the financial statement audit or relisting of the common stock; and the risks and other disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

Back to Form 8-K